Exhibit 10.1

LETTER OF INTENT

September 10, 2010

Mr. Dirk Haddow, CEO
The Language Key Ltd.
10/F, China Merchants Commercial Building
15-16 Connaught Road West
Sheung Wan, Hong Kong

Dear Mr. Haddow:

This letter confirms our amended non-binding mutual intentions with respect to the potential transaction described herein between MOUNT KNOWLEDGE HOLDINGS, INC., a fully reporting public Nevada corporation (the “Purchaser and/or Company”) and LANGUAGE KEY TRAINING LTD, a British Virgin Islands Corporation (the “Seller”), and its Shareholders (the “Shareholders”), hereinafter Seller and the Shareholders shall be collectively referred to as (the “Sellers”). This document, in and of itself, does not represent an enforceable legal contract. This amended Letter of Intent, when executed by both parties, shall supersede any and all of the terms and conditions set forth in the previously executed amended Letter of Intent on or about June 28, 2010.

1.     Definitive Agreement. All of the terms and conditions of the proposed transaction shall be set forth in a definitive agreement (the “Definitive Agreement”) to be executed on or before September 30, 2010, with a subsequent date of closing (the “Closing Date”), to be mutually agreed to by Sellers and Purchaser. Neither party intends to be bound by any oral or written statements nor may correspondence concerning the proposed Definitive Agreement arising during the course of negotiations, notwithstanding that the same be expressed in terms signifying a partial, preliminary or interim agreement between the parties.

2.     Purchase of Stock. Sellers have agreed, subject to the final approval by its shareholders and the execution of any subsequent and/or required documentation, to sell to the Purchaser and the Purchaser has agreed, subject to the completion of its due diligence and the execution of a Definitive Agreement, to purchase from the Sellers on or before the Closing Date shares of Common Stock in a newly formed corporation domiciled in Hong Kong (“LANGUAGE KEY ASIA”) consisting of approximately ninety-five (95%) percent or more of the beneficial Common and Preferred Stock ownership of Language Key Asia. The purpose of Language Key Asia is to own and hold any and all of the issued and outstanding shares of Common and Preferred Stock, including any applicable Warrants, Options, and/or another issued securities of The Language Key China, Ltd, a Hong Kong Corporation (the “LK Training Asia”) and its wholly-owned subsidiary in China, The Language Key China Ltd., a China Corporation (the “China Subsidiary”) and The Language Key Training, Ltd., a Hong Kong Corporation, currently an independent corporation owned by the Seller which is to be acquired as a wholly-owned subsidiary of the LK Training Asia in this proposed transaction (the “HK Subsidiary”), collectively referred to as (the “LK Entities”). The proposed purchase of stock transaction would make all the LK Entities wholly-owned and operated subsidiaries of the Company as set forth herein below.

3.     Closing Conditions. In conjunction with the terms and a condition of the contemplated Purchase of Stock set forth in Section 2 hereinabove, Sellers agree to the following closing conditions (the “Closing Conditions”):

(a)   Formation of MOUNT KNOWLEDGE ASIA. On or before the Closing Date, the Purchaser shall incorporate a new Hong Kong corporation (“MOUNT KNOWLEDGE ASIA”) to be owned 100% by the Purchaser for the purposes of facilitating the purchase of stock as set forth in Section 2 hereinabove and to operate the LK Entities as wholly-owned subsidiaries of the Purchaser.

(b)   Formation of LANGUAGE KEY ASIA. On or before the Closing Date, the Seller shall incorporate LANGUAGE KEY ASIA to be owned 100% initially by the Sellers prior to the purchase of stock by the Company through MOUNT KNOWLEDGE ASIA.

(c)   Formation of LANGUAGE KEY Publishing. On or before the Closing Date, the Seller shall incorporate a new Hong Kong corporation (“LANGUAGE KEY PUBLISHING”) to be owned 100% by LANGUAGE KEY ASIA, for the purposes of owning all of the LANGUAGE KEY ASIA’s Licenses, Trademarks, and other Intellectual Property (the “LANGUAGE KEY IP”).

(d)   LK Restructuring Plan. On or before the Closing Date, the Sellers shall effect a series corporate actions in order to complete a corporate restructuring of the LK Entities (the “LK Restructuring Plan”), including, but not limited to the execution of certain corporate documents and government filings pertaining to change of ownership and corporate name of the LK Entities, the cancellation of existing agreements and the exchange of any and all shares of Common and Preferred Stock in each respective LK entity (collectively referred to as the LK Entities in Section 2), under a “parent-subsidiary” relationship consisting of LANGUAGE KEY ASIA as the parent (holding company) and the other LK Entities subsidiaries thereof. Some of the corporate actions required under the LK Restructuring Plan, subject to modification in the Definitive Agreement, are as follows:

1.

Change of Company Name. Sellers shall complete the necessary documents and filings to change the company name of THE LANGUAGE KEY CHINA, LTD, a Hong Kong Corporation (the “LK Training Asia”) to LANGUAGE KEY TRAINING ASIA, LTD;

2.

Purchase of Subsidiary. Sellers shall effect the purchase of any and all shares of common stock (and, any other issued series of capital stock) of THE LANGUAGE KEY TRAINING LTD, a Hong Kong Corporation (the “HK Subsidiary”) by LK Training Asia, representing one hundred (100%) percent transfer of the ownership of the HK Subsidiary from the Sellers to LK Training Asia;

3.

Cancellation of Royalty Agreement. Sellers shall cause the cancellation of the Trademark Royalty Agreement (the “Royalty Agreement”) with FOXGLOVE INTERNATIONAL ENTERPRISES LTD, a British Virgin Islands Corporation (the “Licensor”) and provide a full release and assignment to the LK Publishing to the full and unencumbered rights to the “Language Key” name, trademarks, service marks, and any other intellectual property rights owned by Licensor with no limitations and free and clear any claims against the LK Publishing, and/or its operation subsidiaries, now or in the future;

4.

Cancellation of Sub-Licensing Agreements. Sellers shall cause the cancellation of any and all sub-licensing agreements by and between the Sellers, Licensor, and/or any other affiliated companies relating the Royalties granted to Sellers as a result of the Royalty Agreement executed with Licensor.

5.

Release Agreement. Sellers shall cause the execution of a Release Agreement with the LK Training Asia and its subsidiaries and/or affiliated companies, to release said entities, jointly and severally, from any and all claims the Seller may have now or in the future against said entities as a result of this transaction, except otherwise defined herein.

6.

Sellers Share Exchange. Upon the completion of any and all of the necessary items required to complete the LK Restructuring Plan before the Closing Date, Sellers shall effect by corporate resolution from the Board of Directors of LANGUAGE KEY ASIA the authorization for the creation of class of Preferred Stock, including the creation of a Series A Convertible Preferred Stock (the “LK Asia Preferred”). The LK Asia Preferred shall have certain rights and preferences, including, but not limited to, the right to convert a portion of or all of the LK Asia Preferred into shares of Common Stock of LANGUAGE KEY ASIA under a predetermined conversion schedule (the “Conversion Rights”).

Simultaneously, LANGUAGE KEY ASIA shall issue to the Sellers, on a pro-rated basis of Sellers’ ownership, shares of LK Asia Preferred stock in an amount equal to eight hundred thousand (800,000) shares or such other mutually agreed upon amount of shares in LANGUAGE KEY ASIA in exchange for the cancellation of shares of Common Stock owned and held by the Sellers in LANGUAGE KEY ASIA at the date of issuance, subject to the terms and conditions mutually agreed to by Purchaser and Sellers set forth in a Stock Purchase Share Exchange between LANGUAGE KEY ASIA and Sellers (the “LK Asia Stock Purchase Share Exchange Agreement), executed on or before the Closing Date.

7.

Purchaser Share Exchange with Sellers. Subject to the Conversion Rights set forth in the LK Asia Preferred, the Sellers would, from time to time, have the right to convert a portion of or all of the LK Asia Preferred into shares of Common Stock in LANGUAGE KEY ASIA. Upon the conversion of the LK Asia Preferred to shares of Common Stock of LANGUAGE KEY ASIA, MOUNT KNOWLEDGE ASIA shall exchange said shares of Common Stock in LANGUAGE KEY ASIA for shares of Common Stock in MOUNT KNOWLEDGE ASIA in the same equivalent number of shares (one-to-one (1:1) basis) in the same series and/or class of stock as owned and held by Sellers in LANUGAGE KEY ASIA or such other mutually agreed upon amount of shares, upon the terms and conditions mutually agreed to by Purchaser and Sellers set forth in an executed Stock  Purchase and Share Exchange Agreement between MOUNT KNOWLEDGE ASIA and Sellers (the “MTK ASIA Stock Purchase and Share Exchange Agreement”), executed on or before the Closing Date.

Subsequently, the Purchaser shall immediately exchange said shares of Common Stock of MOUNT KNOWLEDGE ASIA issued to and held by the Sellers for shares of Common Stock in MOUNT KNOWLEDGE HOLDINGS, INC (the Purchaser) in the same equivalent number of shares (one-to-one (1:1) basis) in the same series and/or class of stock as owned and held by the Sellers in MOUNT KNOWLEDGE ASIA or such other mutually agreed upon amount of shares, upon the terms and conditions mutually agreed to by Purchaser and Sellers set forth in an executed Stock Purchase and Share Exchange Agreement between the Purchaser and Sellers (the “MKHD Stock Purchase and Share Exchange Agreement”), executed on or before the Closing Date.

4.     Consideration. In consideration for the purchase by the Purchaser from Sellers as set forth in Section 2 and Section 3 hereinabove, the Purchaser shall agree to the following consideration:

(a) Capital Commitment. Purchaser shall commit to provide a capital investment (the “Paid-in Capital”) into the LANGUAGE KEY ASIA in an amount equal to one million (USD $1,000,000) dollars within twelve (12) months from the Closing Date disbursed as follows: (i) a payment in the amount of $200,000 at the Closing Date, (ii) ten (10) subsequent payments in the amount of $75,000 per month payable on the first day of each month beginning sixty (60) days after the Closing Date, and (iii) a final payment in the amount of $50,000 in the twelfth (12th) month after the Closing Date. The Paid-in Capital invested into LANGUAGE KEY ASIA shall be in the form of a purchase of stock as set forth in the Definitive Agreement on or before the Closing Date as set forth in Section 2 hereinabove.

(b) Additional Expense Payments. Purchaser has requested that certain corporate restructuring items relating to the LK Entities (LK Restructuring Plan) be completed prior to the execution of a Definitive Agreement which would require additional expenses to be incurred by the Sellers, including, but not limited to legal, accounting, government filing fees and/or travel (the “Additional Expenses”), which were not anticipated in the context of the previously executed Letter of Intent, on or about May 6, 2010.

Upon the execution of this amended Letter of Intent, the Purchaser has agreed to advance funds for Additional Expenses to be incurred by the Sellers as described herein, in the an amount up to, but not to exceed USD $20,000.00 (the “Additional Expense Limit”) with such amount to be disbursed within ten (10) business days from the date of execution of this amended Letter of Intent. Said Additional Expense payments shall be applied to the Paid-in Capital of the Purchaser in the Definitive Agreement on the Closing Date, with that portion not related to either the Formation of LANGUAGE KEY ASIA or the LK Restructuring Plan to be deducted from the total amount due by Purchaser as set forth in Section 4(a). Any amount greater than the expense limit, must be pre-approved by Purchaser in writing as a supplement to this expense approval provided herein prior to being incurred.

If a Definitive Agreement is not executed due to the decision of the Sellers, then the payments made to the Sellers by the Purchaser for Additional Expenses shall promptly be reimbursed to Purchaser with ten (10) business days of such time as the parties mutually agree not to proceed with the Definitive Agreement. If a Definitive Agreement is not executed due to the sole decision of the Purchaser, then the funds advanced to the Sellers for Additional Expense shall be forfeited.

5.    Due Diligence Review and Access. Promptly following the execution of this Letter of Intent, Sellers shall immediately arrange for the Purchaser to have complete access to Sellers’s facilities and any and all books and records, and shall cause the directors, employees, accountants, and other agents and representatives (collectively, "Representatives") of Sellers, including the LK Entities to cooperate fully with Purchaser and/or Purchaser’s representatives in connection with the performance of any required due diligence, including, but not limited to a complete examination of LK Entities’ assets and liabilities, financials, accounting controls and procedures, business records, contracts, legal documents, shareholder agreements, offering documentation or memorandums and/or any other materials deem necessary by Purchaser generally required to complete a due diligence of the LK Entities as set forth in the Due Diligence Check List attached hereto as Exhibit A. Any information obtained by Purchaser as a result thereof will be maintained by Purchaser in confidence. The parties will cooperate to complete due diligence expeditiously.

6.    Conduct in Ordinary Course. In addition to the conditions discussed herein and any others to be determined after the due diligence process shall be contained in a Definitive Agreement, subject to Sellers having conducted its business(s) in the ordinary course during the period between the date hereof and the Closing Date and there having been no material adverse change in the business(s), financial condition or prospects. Sellers shall promptly notify Purchaser of any conduct of the Company or material event, circumstance, or impairment to the Company’s business or continuing operation and of any extraordinary transactions that may have an effect on the value of the Company or its underlying assets and/or liabilities.

7.      Expediency. All the parties would use all reasonable efforts to complete and sign a Definitive Agreement on or before September 30, 2010 and to close the transaction as promptly as practicable thereafter.

8.    Expenses. The parties agree that each party is responsible for the payment of their respective expenses associated with the execution, duties and responsibilities and enforcement of this Letter of Intent, the Definitive Agreement and the transactions contemplated hereby and thereby, except for the Additional Expense Payments provided by the Purchaser as set forth in Section 4(b).

9.     Broker’s Fee. All parties have represented to each other that no brokers or finders have been employed who would be entitled to a fee from Sellers by reason of the transaction contemplated by this letter of intent and that if any such fee is required in the future, it shall be the responsibility of the Sellers to make such payment(s).

10.    Public Announcements. Neither Sellers nor Purchaser will make any announcement of the proposed transaction contemplated by this Letter of Intent prior to the execution of the Definitive Agreement without the prior written approval of the other, which approval will not be unreasonably withheld or delayed, unless otherwise required by rules and regulations imposed on Purchaser as a publicly traded company as set forth by the Securities and Exchange Commission of the United States of America. The foregoing shall not restrict in any respective ability to communicate hereby to any of our respective affiliates’, officers, directors, employees and professional advisors, and, to the extent relevant, to third parties whose consent is required in connection with the transaction contemplated by this Letter of Intent.

11.    Exclusive Negotiating Rights. In order to induce Purchaser to commit the resources, forego other potential opportunities, and incur the legal, accounting and incidental expenses necessary properly to evaluate the possibility of acquiring the assets and business described above, and to negotiate the terms of, and consummated, the transaction contemplated hereby, Sellers agree that for a period of ninety [90] days after the date hereof, Sellers nor its affiliates and their respective officers, directors, employees and agents shall not initiate, solicit, encourage, directly or indirectly, or accept any offer or proposal, regarding the possible acquisition of the LK Entities by any other person other than Purchaser, including, without limitation, by way of a purchase of shares, assets or otherwise. Purchase of assets or merger, of all or any substantial part of the LK Entities equity securities or assess, and shall not (other than in the ordinary course of business as heretofore conducted) provide any confidential information regarding collective assets or business(s) to any person other than Purchaser and our representatives.

12.    Consents. Unless and until this Letter of Intent has been terminated, Purchaser and Sellers and/or representatives of each respective company as directed shall cooperate with each other and proceed, as promptly as reasonably possible, to prepare and file the notifications required by the SEC, or any other applicable Authority, and any other regulatory governing body and will further seek to obtain all necessary consents and approvals wherever needed or required from all other third parties, as may be applicable, and to endeavor to comply with all other legal or contractual requirements for or preconditions to the execution of a Definitive Agreement.

13.    Confidentiality. Except as and to the extent required by law, Purchaser shall not disclose or use, and shall direct its representatives not to disclose or use, any Confidential Information (as defined below) obtained from the Sellers and/or representatives of the Company by Purchaser or its representatives in connection herewith at any time or in any manner other than in connection with its evaluation of the transaction proposed in this Letter of Intent.

For purposes of this Paragraph, "Confidential Information" means any information about the Sellers and/or the Company stamped "confidential", or identified in writing as such to Purchaser by the Sellers and/or Company; provided that it does not include information which; (i) is or becomes generally available to or known by the public other than as a result of improper disclosure by Purchaser or (ii) is obtained by Purchasers from a source other than Sellers and/or representatives of the Company, provided that Purchaser is unaware that such source was not bound by a duty of confidentiality to Company or another party with respect to such information. If the Binding Provisions of this Letter are terminated, Purchaser shall promptly return to Company any Confidential Information in its possession and certify in writing to Company that it has done so. Purchaser and Company acknowledge and affirm a Non Disclosure and Non Circumvent Agreement was executed between the parties prior to or on the date of this Letter of Intent.

14.     Non-Circumvention. Both parties to this Letter of Intent shall not directly or indirectly circumvent, avoid, bypass, or in any way obviate each other’s rights under this Letter of Intent, including but not limited to the right to enter into any type of contractual relationship or otherwise with relationships brought to or developed by the other and/or together in this transaction without prior written consent by the other unless authorization is otherwise provided for under a provision in the proposed Definitive Agreement.

15.    Indemnifications. Purchaser and Sellers agree that on or before the date of execution of the Definitive Agreement, Sellers will insure, hold harmless and indemnify Purchaser against any and all claims, liens, judgments and/or any other obligation against the Company prior to the execution of the Definitive Agreement and that the Company will be free and clear of any liens, claims and or encumbrances whatsoever, except those disclosed and accepted by Purchaser.

16.    Disclaimer of Liabilities. No party to this Letter of Intent shall have any liability to any other party for any liabilities, losses, damages (whether special, incidental or consequential), costs, or expenses incurred by the party in the event either party decides to terminate this Letter as provided in paragraph 17. Each party shall be solely responsible for its own expenses, legal fees and consulting fees related to their respective obligations of this Letter of Intent, whether or not any of the transaction contemplated in this Letter of Intent is consummated.

17.    Termination. Each party hereby reaffirms its intention that this Letter of Intent as a whole or in part, is not intended to constitute, and shall not constitute, a legal and binding obligation, contract or agreement between any of the parties, and is not intended to be relied upon by any party as constituting such. Accordingly, the parties agree that any party to this Letter of Intent may unilaterally withdraw from negotiation or dealing at any time for any or no reason at the withdrawing party’s sole discretion by notifying the other party of the withdrawal in writing. If a Definitive Agreement is not executed by the parties to this Letter on or before the September 30, 2010, then this Letter of Intent shall terminate and all the terms and conditions set forth herein shall be null and void, unless an extension of this Letter of Intent is mutually agreed to by both parties in writing prior to the termination date.

18.    Miscellaneous. This letter shall be governed by the substantive laws of the State of Nevada without regard to conflict of laws principles. This letter constitutes the entire understanding and agreement between the parties hereto and their affiliates with respect to its subject matter and supersede all prior or contemporaneous agreements, representations, warranties and understandings of such parties (whether oral or written). No promise, inducement, representation or agreement, other than as expressly set forth herein, has been made to or by the parties hereto. This letter may be amended only by written agreement, signed by the parties to be bound by the amendment. Evidence shall be inadmissible to show agreement by and between such parties to any term or condition contrary to or in addition to the terms and conditions contained in this letter. This letter shall be construed according to its fair meaning and not strictly for or against either party.

19.    No Binding Obligation. Except for Section 1 and Section 5 though 20, THIS LETTER OF INTENT DOES NOT CONSTITUTE OR CREATE, AND SHALL NOT BE DEEMED TO CONSTITUTE OR CREATE, ANY LEGALLY BINDING OR ENFORCEABLE OBLIGATION ON THE PART OF EITHER PARTY TO THIS LETTER OF INTENT. NO SUCH OBLIGATION SHALL BE CREATED, EXCEPT BY THE EXECUTION AND DELIVERY OF THE DEFINITIVE AGREEMENT CONTAINING SUCH TERMS AND CONDITIONS OF THE PROPOSED TRANSACTION AS SHALL BE AGREED UPON BY THE PARTIES, AND THE ONLY IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF SUCH DEFINITIVE AGREEMENT. The Confidentiality Agreement is hereby ratified and confirmed as a separate agreement between the parties thereto.

20.    ACKNOWLEDGMENT AND ACCEPTANCE. If the terms and conditions of this Letter of Intent are agreeable to LANGUAGE KEY TRAINING LTD, please have the appropriate officer and/or director sign a copy of this Letter of Intent and return a signed copy by facsimile to us at (248) 671-5080 by no later than 5pm on September 10, 2010, followed by a mailed original signed copy to Mount Knowledge Holdings, Inc., 39555 Orchard Hill Place, Ste. 600 PMB 6096, Novi, Michigan 48375. This Letter of Intent may be executed in one or more counterparts, each of which when so executed shall be deemed an original, but all of which taken together shall constitute one and the same document. Upon acceptance of the provisions of this Letter of Intent by each party, the parties will in good faith prepare to execute a Definitive Agreement on the contemplated transaction described herein on or before the September 30, 2010, subject to the termination provisions set forth in paragraph 17.

If the foregoing terms and conditions are acceptable to LANGUAGE KEY TRAINING LTD, please so indicate by initialing each page and signing the enclosed copy of this Letter of Intent and returning it to the attention of the undersigned.

Sincerely,

MOUNT KNOWLEDGE HOLDINGS, INC.

By: /s/ Daniel A. Carr
       Daniel A. Carr,
       President and CEO

ACCEPTED AND AGREED

LANGUAGE KEY TRAINING LTD.

By: /s/ Dirk Haddow
       Dirk Haddow
       President, CEO and Director

Date: September 10, 2010

Exhibit A

Due Diligence Check List

The Language Key China, Ltd, a Hong Kong Corporation,
The Language Key China Ltd., a China Corporation, and
The Language Key Training, Ltd., a Hong Kong Corporation,
collectively referred to as (the “LK Entities”)

Document/Information		Provided	None	(Set Forth Reason)

CORPORATE INFORMATION

1.	Articles of Incorporation, and any amendments thereto, of the Company.

2.	Bylaws, as amended, of the Company.

3.	All shareholders, board of directors and committee minutes of the Company during the last three years.

4.	Schedule of all jurisdictions in which the Company is qualified to do business and certificates of such qualification.

5.	Names and addresses of the Company's shareholders, officers and directors, together with biographies.

6.	Description of all classes of stock and ownership interests of all shareholders of the Company, including total number of issued and outstanding shares.

7.	All voting trust agreements or other voting arrangements relating to any securities (with voting rights) of the Company.

8.	All warrants, option agreements and other agreements or instruments creating or granting rights to acquire or dispose of the Company's securities, or containing anti-dilution provisions or providing for registration rights for the Company's securities.

9.	All documents relating to all underwritings and all major acquisitions or dispositions of the Company during last three years other than acquisitions or dispositions of the Company of property or goods in the ordinary course of business.

10.	Schedule and description of the location of all offices and operations of the Company, including total land and operations areas, ownership and rights of use, condition of property, market value and space for expansion.

EMPLOYMENT INFORMATION

11.	Schedule of all employees of the Company by location and department, job descriptions, salaries, bonuses and other compensation.

12.	Biographies of all key employees of the Company.

13.	Appraisal of current labor relationships, description of any disputes with employees and grievance proceedings within the past three years.

14.	A list of all employees of the the Company who have received stock or options (including appreciation rights) and the number of such securities received.

15.	All written employment agreements, consulting agreements, severance, confidentiality and non-competition agreements, and any labor or collective bargaining agreements. Description of any verbal agreements, understanding or promises relating to employees.

16.	All employee benefit plans, stock option plans and fringe benefit plans, including group health and life insurance plans, pension plans, cash bonus plans, employee stock purchase plans and salary plans.

17.	Company policy manual.

LOAN AND FINANCIAL INFORMATION

18.	All debt instruments, loan agreements, installment purchase agreements, indentures, security instruments or other obligations relating to indebtedness for borrowed money or money loaned to others, and all guaranties of obligations therefor to which the Company is a party, obligor or beneficiary.

19.	All correspondence with principal lenders for the past 18 months.

20.	Descriptions of any loans to or from officers, directors or employees of the Company.

21.	Files of correspondence with any reports from the Company's accountants during the past five years.

22.	All annual and subsequent interim financial statements of the Company and any unconsolidated subsidiaries, whether audited or unaudited, within the last five years, and all information relating to significant or material changes in accounting methods or standards used by the Company or its accountants to prepare such financial statements.

23.	Current balance sheet of the Company

24.	All deeds to, and other documents, other than leases, representing interests in real property owned by the Company.

25.	All appraisals, independent or otherwise, made within the last three years, as to the value of the Company or any property thereof.

26.	Copies of all tax returns filed by the Company within the last five years with the IRS and all state and local tax authorities.

27.	Description of accounting policies, method of crediting sales, allowances and returns, bad debts, inventory valuation, depreciation methods and rates for different structures and equipment, and internal reporting and control procedures.

28.	Copies of all accounts receivable aging reports for the last three years and at the end of the most recent month.

MATERIAL AGREEMENTS

29.	All leases, subleases or options to lease or sublease for personal or real property to which the Company is or intends to become a party (whether as lessor, lessee, sublessor or sublessee).

30.	All material contracts, agreements arrangements, commitments, understandings or obligations of the Company, any current or former Officer, Director or Affiliate not otherwise called for herein, including but not limited to:

(a)	any agreements relating to the acquisition or disposition of assets not in the ordinary course of business;

(b)	any partnership or joint venture in which the Company is involved;

(c)	agreements with significant customers (a significant customer is any customer accounting for 5% or more of the Company's gross revenues);

(d)	agreements with significant suppliers (a significant supplier is any supplier accounting for 5% or more of the costs of goods sold to the Company);

(e)	any management, advisory, investment banking, marketing, franchise or agency agreements; and

(f)	any consulting contracts with engineering firms or other consultants.

31.	A list of all transactions, or copies of all agreements, between the Company and its present or former officers, directors or other affiliated parties (or members of their immediate family - which should include spouses, parents, children, siblings, mothers and fathers and all in- laws), including indemnity arrangements.

32.	Copies of all standard form sales agreements, form of general invoices, and warranties given to customers.

33.	A description of any actual or likely defaults in any agreement to which the Company is a party.

GENERAL BUSINESS INFORMATION

34.	Schedule and description of all Products which generate at least 5% of gross revenue, including markets, sales by product for current and past two years, dollar and unit volume by product, trends in market shares, relative costs and profit margins by product, and breakdown of profits by product line.

(a) Schedule and description of all significant customers who purchase Products described in question #34, Including annual volume of products purchased, payment history

(b) Description of distribution systems, inventory control systems and sales systems, including names, locations, type of arrangements and pricing structure regarding products described in question #34.

35.	Schedule and description of all significant customers, including annual volume of products purchased, payment history and contact person.

36.	Description of distribution systems, inventory control systems and sales systems, including names, locations, type of arrangements and pricing structure regarding independent representatives.

37.	All budgets, plans, forecasts and other financial information (including backlog information) prepared during the past 12 months or prior thereto if relating to the Company's future.

38.	A schedule, with relevant coverage data, of all insurance policies maintained by the Company.

39.	All consultants', engineers' and management reports and marketing studies relating to the Company

40.	All press clippings and releases concerning the Company within the last three years.

41.	All current price lists, advertising and promotional materials, sales literature and other brochures or similar information describing the Company or its products.

42.	All documentation relating to trademarks, service marks, trade or brand names, patents and copyrights and applications therefor. All license, know-how and technical assistance agreements. All material franchises, permits, governmental certifications, concessions or other authorizations granted to, owned or used by the Company.

43.	All descriptive brochures and manuals and any other documents used with respect to the Company and/or their products or the marketing of such products.

44.	All management reports prepared during the last three years.

45.	All governmental policies and (to the extent known) informal or unwritten policies applicable to the business of the Company.

46.	Description of principal competitors by product lines.

47.	Description of all manufacturing systems, production schedules, software and hardware utilized, including special skills and know-how.

48.	Schedule of significant suppliers, including annual purchases, description of products and reliability of suppliers, relationship, payment terms and history, and contact person.

49.	Description of typical inventories, valuation policy, maximum and minimum limits, return goods policy.

EXISTING AND POTENTIAL LIABILITIES AND ENCUMBRANCES

50.	A schedule identifying all existing and potential environmental problems and liabilities, if any.

51.	All material liens, claims, mortgages and encumbrances on real or personal property of the Company.

52.	All attorney audit response letters and auditor's management letters.

53.	All material court filings.

54.	All Company material filed with any regulatory agencies, including the SEC, IRS (furnish only material filings), EPA, FDA, OSHA and any federal or state securities or environmental authorities within the last three years.

55.	A list of all litigation or other proceedings existing, contemplated or threatened by or against the Company, including actions and inquiries by governmental agencies (SEC, IRS, EPA, EEOC, OSHA, Labor, etc.), with a brief description of the claims and amounts involved.

56.	A list of all contingent or unasserted claims or liabilities of or against the Company not described in its most recent balance sheet.

57.	A list of all proceedings to which officers, directors or employees of the Company have been subject to during the last five years brought by any foreign, U.S. state or federal governmental or other agencies.